DECLARATION OF TRUST
(Double Halo Resources Inc.)

WHEREAS Patch Oilsands Ltd. (the "Trustee") is the holder of those certain lands and leases as set forth and described in Schedule "A" attached hereto in its capacity as the general partner of the Patch Oilsands Limited Partnership (the "LP") (the "Properties");

WHEREAS pursuant to a distribution of assets of the LP governed by the Patch Oilsands Limited Partnership Agreement (the "LP Agreement"), dated for reference May 31, 2006, among Patch Oilsands Ltd., as general partner, Double Halo Resources Inc. as the assignee of Great Northern Oilsands Inc. in turn the assignee of Patch Energy Inc. (the "Beneficiary"), Habanero Resources Inc. and Micron Enviro Systems Inc. as limited partners as a result of the termination of the LP Agreement, the Beneficiary acquired a 75% working interest in the Properties;

NOW THEREFORE KNOW ALL MEN BY THESE PRESENTS THAT in consideration of the premises, and in consideration of the sum of One ($1.00) Dollar, the receipt and sufficiency of which is hereby acknowledged by the Trustee, the Trustee hereby acknowledges and declares that it holds and stands possessed of a 75% working interest in the Properties in trust for and on behalf of the Beneficiary.

The Trustee further acknowledges that all benefit and advantage accruing to the Beneficiary in the Properties as hereinbefore set forth shall, if and when received, be received and held by the Trustee and its successors and assigns in trust fully for the benefit, use and ownership of the Beneficiary, subject always to the obligation of the Beneficiary to perform, observe and comply with, to the extent that the nature of its interest permits, the covenants and conditions contained respecting the Properties, insofar as such covenants and conditions relate to the Beneficiary's interest in the Properties.

The Trustee covenants and agrees that, in the event the Beneficiary should from time to time request that the Trustee assign and convey to the Beneficiary all or part of its interest in the Properties, the Trustee shall, upon such request and at the cost of the Beneficiary, execute and deliver all such documents, and do all such things, as may reasonably be required to effect such conveyance.

The Trustee does not purport to hold in trust for the Beneficiary any better title than it now holds in the Properties and the Trustee does not hereby, either expressly or implied, warrant or guarantee title to the Properties held for the Beneficiary.

This Declaration of Trust and all matters arising hereunder will be governed by and construed in accordance with the laws of British Columbia, which will be deemed to be the proper law hereof, and the courts of British Columbia will have the exclusive jurisdiction to entertain and determine all claims and disputes arising out of or in any way connection with this Declaration of Trust and the validity, existence and enforceability hereof.

The Trustee covenants and agrees that it shall not assign, hypothecate, pledge, transfer, encumber, alienate or in any way dispose of the interest of the Beneficiary held in trust hereunder except upon the lawful instruction and direction of the Beneficiary.

DECLARED effective as of the 15th day of June, 2008.

PATCH OILSANDS LTD.

Per: ______________________________
Authorized Signatory

Schedule "A"

1.	80% interest in W½ section 19 Twp 77, Rge 9 W 4	Athabasca Oilsands Alberta Canada
2.	L0453 Section 5 Twp 78, Rge 8	Athabasca Oilsands Alberta Canada
3.	L0476 Section 11 Twp 78, Rge 9	Athabasca Oilsands Alberta Canada